Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	MEDIA	Jim Sabourin	423 294 6043
	INVESTORS	Tom White Matt Barnett	423 294 8996 423 294 7498

Unum names Puneet Bhasin
chief information and digital officer

CHATTANOOGA, Tenn. (Feb. 27, 2018) - Unum (NYSE: UNM), a leading provider of financial protection benefits in the U.S. and U.K., today said that Puneet Bhasin, formerly executive vice president of corporate operations for Waste Management, Inc., has been appointed chief information and digital officer for the company effective March 8.
In this capacity, Bhasin will oversee the continued execution of a comprehensive, long-term information technology strategy to support the achievement of Unum’s vision and strategic objectives. He will lead Unum’s multi-year digital transformation journey and translate the company’s strategic business plan into a technology, product and services roadmap. Bhasin will report directly to Rick McKenney, president and chief executive officer.
“Puneet is a proactive, strategic leader with a vision for technology’s central role in achieving long-term business objectives,” said McKenney. “I’m confident he will be an asset to our senior leadership team, and I look forward to his contributions to our long-term digital and technology strategy.”
Bhasin spent more than 8 years with Waste Management, most recently as executive vice president of Corporate Operations and president of the company’s Recycling division. He joined Waste Management in 2009 as senior vice president and chief information officer. Previously he was senior vice president and CIO of Monster Worldwide, senior vice president of E-Commerce for Putnam Investments, and vice president and CIO for Ryder TRS.
Bhasin holds a master’s in Operations Research from Ohio State University and a bachelor’s in mechanical engineering from National Institute of Technology in India.
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ABOUT UNUM GROUP
Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life, Starmount and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness, dental and vision coverage, which help protect millions of working people and their families in the event of an illness or injury. Unum also provides stop-loss coverage to help self-insured employers protect against unanticipated medical costs. The company reported revenues of $11.3 billion in 2017, and provided $6.9 billion in benefits.
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